                              Exhibit to Form N-1A

                Exhibit (9)(c)(i) Accounting Services Agreement

                         ACCOUNTING SERVICES AGREEMENT
                         -----------------------------

      THIS AGREEMENT, dated as of the ____ day of               , 1995 (the
"Effective Date") by and between The Brinson Funds, a Delaware Business Trust (the "Trust") operating as an open-end management investment company, and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware.


                         W I T N E S S E T H   T H A T:
                         ------------------------------

     WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust is authorized by its Agreement and Declaration of Trust to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

     WHEREAS, the Trust desires to appoint Fund/Plan as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Series as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such accounts and records; and

     WHEREAS, Fund/Plan is willing to perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Trust will cause to be provided certain information to Fund/Plan as set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. APPOINTMENT The Trust hereby appoints Fund/Plan as Accounting Services Agent and Fund/Plan hereby accepts such appointment. Also, the Trust agrees to appoint Fund/Plan as Accounting Services Agent for any additional Series which, from time to time, may be added to the Trust.

SECTION 2. DEFINITIONS. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

            ORAL INSTRUCTIONS: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by Fund/Plan to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give Oral Instructions on behalf of the Series.

            WRITTEN INSTRUCTIONS: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to Fund/Plan in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by Fund/Plan to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give Written Instructions on behalf of the Series.

            The Trust shall file with Fund/Plan a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

SECTION 3. To the extent Fund/Plan receives the necessary information from the Trust or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the Investment Company Act relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and Fund/Plan:

             (a)  Net Asset Value Calculation Reports;
             (b)  Cash Receipts Journal;
             (c)  Cash Disbursements Journal;
             (d)  Dividends Paid and Payable Schedule;
             (e)  Purchase and Sales Journals - Portfolio Securities;

            (f)  Subscription and Redemption Journals;
            (g)  Security Ledgers - Transaction Report and Tax Lot Holdings
                 Report;
            (h)  Broker Ledger - Commission Report;
            (I)  Daily Expense Accruals;
            (j)  Daily Interest Accruals;
            (k)  Daily Trial Balance;
            (l)  Portfolio Interest Receivable and Income Journal;
            (m)  Portfolio Dividend Receivable and Income Register;
            (n) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security; and
            (o)  Average Daily Net Assets provided on a monthly basis.

            The necessary information to perform the above functions and the calculation of the respective net asset values of the Series is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 7) prior to the close of trading on the New York Stock Exchange.

SECTION 4. Fund/Plan shall perform the ministerial calculations necessary to calculate the respective net asset values daily for the Series, in accordance with their respective current Prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by Fund/Plan's use of automated financial information service (the "Service") shall be based on the closing prices of the Service, except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by the Service. Fund/Plan shall have no responsibility or liability for the accuracy of prices quoted or corporate action information supplied by the Service; for the accuracy of the information supplied by the Trust; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by the Trust, on behalf of the Series, in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action (including but not limited to dividends, record date, rights issues, stock dividends, stock splits, and tender offers) information as received from the Custodian, the Service, the Trust or its advisors as received. Fund/Plan shall have no duty to gather or record corporate action information not supplied by these sources.

            Fund/Plan will assume no liability for price changes caused by: the investment advisor(s), custodian, suppliers of security prices and corporate action and dividend information, or any party other than Fund/Plan itself.

            In the event an error is made by Fund/Plan which creates a price change, consideration must be given to the effect of the price change as described below. Notwithstanding the provisions of Section 12, the following provisions govern Fund/Plan's liability for errors in calculating the NAV of the Series:

            If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.

            If the error affects the prior business day's NAV only, and if Fund/Plan can rerun the prior day's work before shareholder statements and checks are mailed, the Trust hereby accepts this manner of correcting the error.

            If the error spans five (5) business days or less, Fund/Plan shall reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to the Trust for overpayments to shareholders who have fully redeemed.

            If the error spans more than five (5) business days, Fund/Plan would bear the liability to the Trust for, 1) paying for the excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.

SECTION 5. For all purposes under this Agreement, Fund/Plan is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the

            Series of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, on behalf of the Series, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely later Written or Oral Instruction received by Fund/Plan prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such later Written or Oral Instruction. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or broker/dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires Fund/Plan to act, the Trust shall give Fund/Plan specific Written Instruction as to the action required.

SECTION 6. The Trust shall cause the Trust's Custodian, on behalf of the Series, to forward to Fund/Plan: (i) a daily statement of cash and portfolio transactions based upon the prior business day; and (ii) at the end of each month, to forward to Fund/Plan a monthly statement of portfolio transactions, which will be reconciled with Fund/Plan's Accounts and Records maintained for the Series of the Trust. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

SECTION 7. Fund/Plan shall promptly supply daily and periodic reports of the Trust, on behalf of the Series, as requested by the Trust and agreed upon by Fund/Plan.

SECTION 8. The Trust, on behalf of the Series, shall provide and shall require each of its agents (including without limitation its Transfer Agent and its Custodian), to provide Fund/Plan as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 AM Eastern Time the next following business day) containing all data and information necessary for Fund/Plan to maintain the Trust's Accounts and Records and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Trust, on behalf of the Series, is responsible to provide or cause to be provided to Fund/Plan reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

SECTION 9. The Accounts and Records, in the agreed upon format, maintained by Fund/Plan shall be the property of the Trust, and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 under the Act. Fund/Plan shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Trust's Accounts and Records outside of routine and normal periodic review and audits. Upon receipt from the Trust of the necessary information, Fund/Plan shall supply the necessary data for the Trust or the auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and Fund/Plan shall agree upon from time to time.

SECTION 10. In case of any request or demand for the inspection of the Share records of the Trust, Fund/Plan, as Accounting Services Agent, shall endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. However, Fund/Plan may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

SECTION 11. Fund/Plan and the Trust may from time to time adopt such procedures as they agree upon in writing, and Fund/Plan may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Series' Prospectuses, Agreement and Declaration of Trust or By-Laws. The Trust shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might necessitate changes in Fund/Plan's procedures, and for working out with Fund/Plan such changes.

SECTION 12.    (a)    Fund/Plan, its directors, officers, employees,
                      shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except losses resulting from willful misfeasance, bad faith or negligence on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

               (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become a(n) trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a(n) trustee, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though paid by it.

               (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of:

                (i) any action taken or omitted to be taken by Fund/Plan in good faith hereunder;

                (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or

                (iii) any action taken or omitted to be taken by Fund/Plan in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

               (d) Fund/Plan shall give written notice to the Trust within fifteen (15) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Trust of such written assertion or claim shall not operate in any manner whatsoever to relieve the Trust of any liability arising from this Section or otherwise.

               (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Trust does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

               (f) The Trust shall not settle any claim without Fund/Plan's express written consent which shall not be unreasonably withheld. Fund/Plan shall not settle any claim without the Trust's express written consent which shall not be unreasonably withheld.

SECTION 13. All financial data provided to, processed by, and reported by Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan's obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and informational services into Fund/Plan's Investment Accounting System.

SECTION 14. The Trust agrees to pay Fund/Plan compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation be comprised of two components and payable on a monthly basis as follows:

                 (i) a combined asset based fee, subject to a minimum fee, and an additional minimum fee for subsequent classes of shares for each Series of the Trust, which fees are to be paid by the Trust within ten calendar days of receipt of an invoice from Fund/Plan after the end of each month. Such asset based fee is calculated by using that month's combined classes' average daily net assets of the Trust; and

                (ii) reimbursement of any reasonable out-of-pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

               For the purpose of determining fees payable to Fund/Plan, the value of the Series' net assets shall be computed at the times and in the manner specified in each Series' Prospectuses and Statement of Additional Information then in effect.

               During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

SECTION 15. Nothing contained in this Agreement is intended to or shall require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Not withstanding the foregoing, Fund/Plan shall compute the net asset values of the Series on each day required pursuant to Rule 22c-1 promulgated under the Investment Act of 1940, as amended and as described in the Series' respective Prospectuses.

SECTION 16.    (a)  This Agreement shall go into effect on the Effective Date and shall continue in effect until October 31, 1996. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is approved: (1) by Fund/Plan; (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons (as defined in the Act) of any such party; and (3) by vote of a majority of the Trust's Board of Trustees or a majority of the Trust's outstanding voting securities.

               (b) The Fee Schedule shall be fixed for the initial term of this Agreement, with a fee increase thereafter not to exceed 10%.

               (c) The Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, not less than one hundred and eighty (180) days after the giving of the notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any reasonable out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

               (d) In the event that in connection with termination of this Agreement a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan, Fund/Plan shall, promptly upon such termination and at the expense of the Trust, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

               (e) The Trust acknowledges that in order for Fund/Plan to perform the services contemplated hereunder, Fund/Plan has made and will make significant investments of time and money. If this Agreement is terminated for reasons other than a material breach by Fund/Plan prior to the expiration of the initial term of this contract, the Trust will pay Fund/Plan twenty percent (20%) of the minimum fees remaining for the unexpired term of the Agreement.

SECTION 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

          If to the Trust:  The Brinson Funds
                            209 S. LaSalle St.
                            Chicago, IL  60604
                            Attention:  E. Thomas McFarlan, President

          If to Fund/Plan:  Fund/Plan Services, Inc.
                            P.O. Box 874
                            Conshohocken, PA 19428
                            Attention:  Kenneth J. Kempf, President

SECTION 18. This Agreement may be amended from time to time by supplemental agreement executed by the Trust and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

SECTION 19. This Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania.

SECTION 20. This contract sets forth the entire understanding of the parties with respect to the provisions contemplated hereby, and supersedes any and all prior agreements, arrangements and understandings relating to such services.

SECTION 21. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this Agreement consisting of ten typewritten pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers and their seals hereunto duly affixed and attested, as of the day and year first above written.


THE BRINSON FUNDS


____________________________________
By: E. Thomas McFarlan, President


____________________________________
Attest: Debra L. Nichols, Assistant
Secretary

     (SEAL)



FUND/PLAN SERVICES, INC.


____________________________________
By: Kenneth J.Kempf, President


____________________________________
Attest: Janet F. Davis, Secretary


     (SEAL)

                                                                    SCHEDULE "A"
                                                                    ------------

                        ACCOUNTING & PORTFOLIO VALUATION
                                      FOR
                               THE BRINSON FUNDS


The Accounting Services Unit (ASU) is pleased to provide a comprehensive level of service to The Brinson Funds. You may expect services as follows with respect to Series and their Multiple Classes of Shares (additional services may be completed upon request):

                           DAILY ACCOUNTING SERVICES
                           -------------------------

1)   Calculate Net Asset Value (and Offering Price) Per Share:
     Series Level
     . Update the daily market value of securities held by the Series using Fund/Plan Services' standard agents for pricing domestic equity, bond and foreign securities. The domestic equity pricing services are Reuters, Inc., Muller Data Corporation and Interactive Data Corporation (IDC). Muller Data Corporation/Extel Financial, Telerate, Bloomberg and IDC are used for bond and foreign prices/exchange rates.
     .    Enter manual prices supplied by client and/or broker.
     . Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by client. Verify US dollar security prices exceeding variance levels by notifying client and pricing sources of noted variances.
     . Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify client of changes exceeding established levels for the client's verification.
     . Review for ex-dividend items indicated by pricing sources; trace to Series' general ledger for agreement.

     Series and Each class
     . Allocate daily unrealized Series appreciation/depreciation, unrealized currency gains/losses, and unrealized gains/losses on futures and forwards to classes based upon value of outstanding class shares.
     . Prepare NAV proof sheets. Review components of change in NAV for reasonableness. (Complete fund and class control proofs).
     . Communicate required pricing information (NAV) to client, transfer agent and, electronically, to NASDAQ.

2)   Determine and Report Cash Availability to Series by 9:30 AM Eastern Time:
     Series Level
     . Receive daily cash and transaction statements from the custodian by 8:30 AM Eastern time.
     . Receive previous day shareholder activity reports from the Series' transfer agent by 8:30 AM Eastern time. Class level shareholder activity will be accumulated into the Series' available cash balances.
     .    Fax hard copy Cash Availability calculations with all details to client.
     .    Supply client with 5-day cash projection report.
     . For the Series, prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/client.

3)   Reconcile and Record All Daily Expense Accruals:
     Series Level
     . Accrue expenses based on client supplied budget either as percentage of Series' net assets or specific dollar amounts.
     .    Monitor expense limitations established by client.
     .    Accrue daily amortization of Organizational Expense.

     Series and Each Class
     . Class specific accruals completed such as daily accrual of 12b-1 expenses.
     . Allocate Series expenses to classes based upon value of outstanding class shares.

4)   Verify and Record All Daily Income Accruals for Debt Issues:
     Series Level
     . Review and verify all system generated Interest and Amortization reports.
     . Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

                                                                    SCHEDULE "A"
                                                                    ------------

     Series and Each Class
     . Allocate Series income to classes based upon value of outstanding class shares.

5) Monitor Domestic Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
     Series Level
     . Monitor electronically received information from Muller Data Corporation for all domestic securities.
     .    Review current daily security trades for dividend activity.
     . Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.
     . Process international dividend and capital change information received from the custodian and advisor. Back-up information on foreign dividends and corporate actions may also be obtained from Muller Data Corporation/Extel Financial, Telerate, Bloomberg and IDC (as pricing agents for the Series).
     . Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

     Series and Each Class
     . Allocate Series dividend income and unrealized currency gains/losses on dividends/interest to classes based upon value of outstanding class shares.


6) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from the client.
     Series Level
     .    Review system verification of trade and interest calculations.
     .    Verify settlement through the custodian statements.
     .    Maintain security ledger transaction reporting.
     .    Maintain tax lot holdings.
     .    Determine realized gains or losses on security trades.
     .    Provide complete broker commission reporting.
     . Provide foreign currency exchange rate realized and unrealized gains/losses detail.
     .    Determine realized gains or losses on security trades.

     Series and Each Class
     . Allocate all realized and unrealized capital and currency gains/losses to classes based upon value of class outstanding shares.

7)   Enter All Series Share Transactions on IAS:

     Each Class
     .    Process activity identified on the transfer agent reports.
     .    Verify settlement through the Series' custodian statements.
     .    Reconcile to the Fund/Plan Services' transfer agent report balances.
     . Roll each classes' capital share values into each Series and determine allocation percentages based upon the value of each classes' outstanding shares to the Series total.

8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)
     Series Level
     .    Post manual entries to the general ledger.
     .    Post custodian bank activity.
     .    Post security transactions.
     . Post and verify system generated activity, i.e., income and expense accruals.
     .    Segregate foreign tax expense.
     . Prepare daily mark-to-market analysis for all unrealized foreign currency exchange rate gains/losses by asset/liability category.

     Series and Each Class
     .    Prepare Series general ledger net cash proof used in NAV calculation.
     . Post class specific shareholder activity and roll values into each Series.
     . Allocate all Series level net cash accounts on the Series Trial Balance to each

                                                                    SCHEDULE "A"
                                                                    ------------

          specific class based upon value of class outstanding shares.
     . Maintain allocated Trial Balance accounts on class specific Allocation Report.
     .    Maintain class-specific expense accounts.
     . Prepare class-specific proof/control reports to ensure accuracy of allocations.

9)   Review and Reconcile with Custodian Statements:
     Series Level
     . Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
     .    Post all cash settlement activity to the Trial Balance.
     .    Reconcile to ending cash balance accounts.
     .    Clear IAS subsidiary reports with settled amounts.
     . Track status of past due items and failed trades handled by the Custodian.

10) Submission of Daily Accounting Reports to Client: (Additional reports readily available.)
     Series Level
     . Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security sorted according to Brinson's categories - stocks (foreign), stocks (domestic), bonds (foreign), bonds (domestic), currency (foreign), money market (domestic).
     .    Cash availability.
     .    3-Day Cash Projection Report

     Series and Each Class
     .    Trial Balance and Class Allocation Report
     .    NAV Calculation Report

                          MONTHLY ACCOUNTING SERVICES
                          ---------------------------

1) For the Series, full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Client by 10th business day.
     . Class specific capital share activity and expenses will be disclosed also.

2)   Submission of Monthly Automated IAS Reports to Fund/Client:
     Series Level
     .    Security Purchase/Sales Journal
     .    Interest and Maturity Report
     .    Brokers Ledger (Commission Report)
     .    Security Ledger Transaction Report with Realized Gains/Losses
     .    Security Ledger Tax Lot Holdings Report
     .    Additional reports available upon request

3)   Reconcile Accounting Asset Listing to Custodian Asset Listing:
     Series Level
     .    Report any security balance discrepancies to the custodian/client.

4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:
     Series Level
     .    Security cost and realized gains/losses
     .    Interest/dividend receivable and income
     .    Payable/receivable for securities purchased and sold
     .    Unrealized and realized currency gains/losses

     Series and Each Class
     .    Payable/receivable for Fund shares; issued and redeemed
     .    Expense payments and accruals analysis

5)   If Appropriate, Prepare and Submit to Client:
     Series Level
     .    Income by state reporting
     .    Standard Industry Code Valuation Report
     .    Alternative Minimum Tax Income segregation schedule

                                                                    SCHEDULE "A"
                                                                    ------------

                  ANNUAL (AND SEMI-ANNUAL) ACCOUNTING SERVICES
                  --------------------------------------------

  1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for the Series and each Class during the year in accordance with standard audit assistance requirements.

 2)  Provide NSAR Reporting (Accounting Questions):
     ---------------------------------------------

     If applicable for the Series and Classes, answer the following items:
     2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
     64B, 71, 72, 73, 74, 75, 76

                                                                    SCHEDULE "A"
                                                                    ------------

                 ACCOUNTING SERVICES UNIT BASIC ASSUMPTIONS FOR
                               THE BRINSON FUNDS
--------------------------------------------------------------------------------

BASIC ASSUMPTIONS:
-----------------

1) The Trust's Administrator, on behalf of the Series, will complete all necessary compliance reports (Sub-Chapter "M"), as well as monitoring of the various limitations and restrictions.

2) The portfolio asset composition of the Series will be comparable as described in the Profile Document prepared by Brinson Partners, Inc. Trading activity is expected to approximate 270 transactions per month inclusive of equity, debt, currency and money market transactions.

3) The Trust has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

     To the extent tax accounting, on behalf of the Series (as applicable), for certain securities differs from the book accounting, it will be done by the Trust's Administrator or the Trust's independent accountants.

     The Accounting Services Unit will supply segregated Trial Balance account details to assist the Administrator, on behalf of the Series (as applicable), in proper identification by category of all appropriate realized and unrealized currency gains/losses.

4) The Trust, on behalf of the Series (as applicable) foresees no difficulty in using Fund/Plan's standard pricing agents for domestic equity, bond, ADR and foreign securities. Fund/Plan currently uses Reuters, Inc., Muller Data and Interactive Data (IDC) for domestic equities and listed ADR's. IDC, Telerate, Bloomberg and Muller Data Corporation for bonds, synthetic ADR's and foreign issues.

     Muller Data Corporation/Extel Financial and IDC are the primary foreign security pricing vendors for the Trust, on behalf of the Series (as applicable) and supply ASU with daily (spot) foreign exchange rates to be used in market value calculations of non-US dollar denominated securities and currency mark-to-market requirements. To the extent IDC or Muller Data are unable to supply certain foreign security prices, they will be provided by Brinson Partners or a Brinson Partners' recommended pricing source. Telerate Systems, Inc. is used for daily forward currency contract prices.

     The Accounting Unit will work closely with Brinson Partners to ensure the accuracy of the Series' NAVs and to obtain the most satisfactory pricing sources and specific methodologies.

5) To the extent the Series require daily security prices from specific brokers for domestic or foreign securities, these manual prices will be obtained by Brinson Partners (or brokers) and faxed to the ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Brinson Partners will supply ASU with the appropriate pricing contacts for these manual quotes.

6) To the extent the Series should ever purchase/hold open-end registered investment companies (RICs), procedural discussions should take place between ASU and Brinson Partners clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Trust, additional fees may apply.

7) ASU will supply daily Portfolio Valuation Reports on behalf of the Series (as applicable), to Brinson Partners identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

     It will be the responsibility of Brinson Partners to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices, corporate action/capital change information or exchange rate discrepancies that could result in a misstated NAV.

8) All foreign currency will be held within the Custodian and sub-custodian network on behalf of the Series (as applicable). Time deposits and interest bearing currency accounts will all be reflected on the Custodian asset listings. The Trust or Custodian will supply ASU with appropriate and timely information for any trades/changes in the currency accounts, as well as interest rates to ensure income accrual accuracy for the debt issues, time deposits and currency accounts. Income accrual adjustments (expected to be immaterial) will be completed when the interest is actually collected and posted on the Custodian's statements.

                                                                    SCHEDULE "A"
                                                                    ------------

9) On behalf of the Series (as applicable), it is assumed for all debt issues that Brinson Partners will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and sedol/cusip numbers.

10) On behalf of the Series (as applicable), the Custodian will provide the Accounting Unit with daily custodian statements (or on-line access to the custody system) reflecting all prior day cash activity by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of sedol/cusip numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the Custodian's reports or system.

11) On behalf of the Series (as applicable), the Custodian will be responsible for supplying the foreign dividend, capital change information, and interest rate changes to Accounting in a timely manner. Brinson Partners will supplement and support as appropriate. If selected by the Trust, ASU can receive supplemental capital change and dividend information on foreign positions from IDC and Muller Data as the pricing vendors for the Trust's foreign securities.

12) On behalf of the Series (as applicable), the Custodian will handle and report on all settlement problems, failed trades and unsettled dividends/interest and capital changes. Additionally, the Custodian will process all applicable capital change and foreign reclaim paperwork based upon advice from Brinson Partners. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

13)  On behalf of the Series (as applicable):

     a) ASU will maintain US Dollar denominated futures, qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions daily.

     b) To the extent tax classifications are required, they will be computed by the Trust's Administrator or independent accountant.

     c) The Trust does not currently expect to invest in domestic futures, options or designated hedges. Advance notice is requested should the Series commence trading in the above investments to clarify operational procedures between ASU and Brinson Partners.

14) On behalf of the Series (as applicable), should Lines of Credit in segregated accounts with the Custodian be established for temporary administrative purposes, and/or leveraging/hedging a portfolio, Brinson Partners will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance, adjusting as necessary at month-end.

15) On behalf of the Series (as applicable), participation in Securities Lending, Interest Rate Swaps, Leveraging, Precious Metals, Short Sales or Foreign Currency (non-US dollar denominated) Futures and Options within portfolio securities is not currently expected. To the extent such techniques are utilized in the future, additional fees will apply. Forward Currency Contracts that are directly related to payables/receivables on trades and/or dividends/interest are included in Accounting Services and are not to be considered an extra expense.

16) On behalf of the Series (as applicable), Brinson Partners or the Administrator will supply ASU specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Trust's Administrator will promptly communicate to the ASU any adjustments needed.

17)  On behalf of the Series (as applicable):

     a) Specific deadlines and complete information supplied will be identified for all security trades in order to minimize any settlement problems, NAV miscalculations or distribution rate adjustments.

     b) Trade Authorization Forms, with the appropriate officer's signature, should be faxed to ASU on all security trades placed by the Fund no later than settlement/value date by 11:00 AM Eastern time for money market and currency issues (it is assumed trade date equals settlement date for money market/currency issues) and by 11:30 a.m. Eastern time on trade date plus one for non-

                                                                    SCHEDULE "A"
                                                                    ------------

          money market securities. Receipt of trade information within these identified deadlines may be via telex, fax or on-line system access. Brinson Partners will also communicate all trade information directly to the Fund's Custodian.

     c) Foreign exchange contracts will be completed by the Trust's Custodian or Brinson Partners and communicated to the Accounting Unit in a timely manner, i.e., the earlier of trade date plus one or value date. For security trade information called in after the above stated deadlines, there is no assurance it can be included in that day's work.

     d) Cusip numbers and/or ticker symbols for all US Dollar denominated trades and sedol numbers for all foreign trades will be supplied by Brinson Partners via the Trade Authorization, telex or on-line support. The ASU will not responsible for NAV changes or distribution rate adjustments that result from incomplete information about a trade.

18) On behalf of the Series (as applicable), the Trust's Administrator will complete the applicable performance and rate of return calculations as required by the SEC.

19)  On behalf of the Series (as applicable):

     a) We would establish mutually agreed upon amortization and accretion requirements for debt issues held by the Series. It is extremely important that requirements and proper amortization procedures be clarified prior to SEC effectiveness of additional series.

     b) Any issues with Original Issue Discounts ("OID") are not intended to be held. It is Fund/Plan's position that OID is a tax requirement and, as such, is not necessarily reflected on the books. To the extent that securities with OID are owned in the future, it is expected that the Trust's auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

20) The percentage/margin of error for the Trust is determined in accordance with the Pricing Procedures as approved by the Board of Trustees of the Trust, as amended from time to time. Fund/Plan has access to this information as part of their responsibilities as Administrator under this Agreement. Each individual NAV change is reviewed and the necessary corrective actions are taken on a case by case basis. if Partner reprocessing is required or actions needed to "make the Fund whole," it would be expected that the party who contributed to the error, would compensate the Trust as necessary. If Fund/Plan caused the error, then it would be its responsibility to analyze the events, work with the Adviser to ensure that proper controls and procedures were in place to prevent it from occurring again, and compensate the Trust as appropriate.

                                                                    SCHEDULE "B"
                                                                    ------------

                          MULTIPLE CLASS FEE SCHEDULE
                                      FOR
                               THE BRINSON FUNDS
--------------------------------------------------------------------------------

FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
------------------------------------------------

I. ANNUAL FEE SCHEDULE PER GLOBAL AND NON-US PORTFOLIO WITH MULTIPLE CLASSES OF SHARES: (1/12th payable monthly)

     Single Class Fees
     -----------------
     $45,000 On the First $10 Million of all Classes' Combined Average Net
     Assets
     .0004 On the Next $40 Million of all Classes' Combined Average Net Assets .0003 On the Next $50 Million of all Classes' Combined Average Net Assets .0001 On the Next $900 Million of all Classes' Combined Average Net Assets .00005 Over $1 Billion of all Classes' Combined Average Net Assets

     Fees with Multiple Classes
     --------------------------
     $15,000 Additional Per Class

II.  ANNUAL FEE SCHEDULE PER DOMESTIC PORTFOLIO WITH MULTIPLE CLASSES OF SHARES:
     (1/12th payable monthly)

     Single Class Fees
     -----------------
     $30,000 On the First $10 Million of all Classes' Combined Average Net
     Assets
     .0004 On the Next $40 Million of all Classes' Combined Average Net Assets .0003 On the Next $50 Million of all Classes' Combined Average Net Assets .0001 On the Next $900 Million of all Classes' Combined Average Net Assets .00005 Over $1 Billion of all Classes' Combined Average Net Assets

     Fees with Multiple Classes
     --------------------------
     $10,000 Additional Per Class


III. PRICING SERVICE FEES: (Based on individual CUSIP/SEDOL or security identification number) Specific costs will be identified based upon options selected by the client and will be billed monthly.

     A)   MULLER DATA CORPORATION* (if applicable)
             *Based on current vendor costs, subject to change Government/Mortgage Backed/Corporate
             Short and Long Term Quotes         $ .50 per Quote per Issue
          Tax-Exempt Short & Long Term Quotes   $ .55 per Quote per Issue
          CMOs/ARMs/ABS                         $1.00 per Quote per Issue
          Foreign Security Quotes               $ .50 per Quote per Issue
          Foreign Security Supplemental
             Corporation Actions, Dividends
             & Capital Changes                       $2.00 per Issue per Month
          Mortgage Backed Factors                    $1.00 per Issue per Month

           MINIMUM WEEKLY FILE TRANSMISSION IS ASSUMED

                                                                    SCHEDULE "B"
                                                                    ------------

     Fund/Plan does not currently pass along charges for the domestic equity security prices, dividend and capital change information transmitted daily to Fund/Plan Services, Inc. from Muller Data Corporation.

     B)   FUTURES AND CURRENCY FORWARD CONTRACTS    $2.00 per Issue per Day

     C)   TELERATE SYSTEMS, INC.* (if applicable)
             *Based on current vendor costs, subject to change

          Specific costs will be identified based upon options selected by the client and will be billed monthly. Fund/Plan does not currently pass along these charges to The Brinson Funds.

     C)   REUTERS, INC.*
             *Based on current vendor costs, subject to change

          Fund/Plan does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

     D)   INTERACTIVE DATA CORP.* (if applicable)
             * Based on current vendor costs, subject to change.

          Domestic Equities and Options           $ .15 per Quote per Issue
          Corporate/Government/Agency Bonds
               including Mortgage-Backed
               Securities (evaluated,
               seasoned, and/or closing)          $ .50 per Quote per Issue
          US Municipal Bonds and Collateralized
               Mortgage Obligations               $ .80 per Quote per Issue
          International Equities and Bonds        $ .50 per Quote per Issue
          Domestic Dividends and Capitalization
               Changes                            $3.50 per Month per Holding
          International Dividends and Capital
               Changes                            $4.00 per Month per Holding

     Interactive Data also charges monthly transmission costs and disk storage charges.


     F)   KENNY S&P*
               *Based on current vendor costs, subject to change

          High Yield Corporate Bonds     $1.00 per Quote per Issue
                                                   ($35/day minimum)
          U.S. Municipal Bonds           $ .50 per Quote per Issue
                                                   ($25/day minimum)
          Corporate/Government Bonds     $ .25 per Quote per Issue
                                                   ($35/day minimum)
          CMO,ARM and ABS/Convertible    $1.00 per Quote per Issue
               Corporate Bonds                     ($35/day minimum)
          Set up Fees                    $ .25 per Item
                                                   ($1.00 if no CUSIP)
          All Added Items                $ .25 per Item
                                                   ($1.00 if no CUSIP)

                                                                    SCHEDULE "B"
                                                                    ------------

OUT-OF-POCKET EXPENSES
----------------------

The Trust will reimburse Fund/Plan Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Trust and Fund/Plan Services, Inc. The cost of copying and sending materials to auditors for audits will be an additional expense.

ADDITIONAL SERVICES
-------------------

To the extent the Trust commences using investment techniques such as Securities Lending, Interest Rate Swaps, Leveraging, Short Sales, Precious Metals, or non-US Dollar denominated Futures and Options on securities and currency, additional fees may apply. Activities of a non-recurring nature such as consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services or reports will be quoted upon request.

The Schedules will be amended as necessary to reflect the addition of other services for additional portfolios or classes of the Trust.

                            IDENTIFICATION OF SERIES
                            ------------------------


Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

                                    SERIES

                                  Global Fund
                              Global Equity Fund
                               Global Bond Fund
                        Short-Term Global Income Fund*
                              U.S. Balanced Fund
                               U.S. Equity Fund
                                U.S. Bond Fund
                           U.S. Cash Management Fund
                             Non-U.S. Equity Fund
                              Non-U.S. Bond Fund

                                    CLASSES

                              Brinson Fund class
                              SwissKey Fund class


* Fee and procedures subject to change/review pending definitive structure of Fund.

This Schedule "C" may be amended from time to time by agreement of the Parties.